Exhibit 99.1
Caterpillar Inc.
4Q 2016 Earnings Release

January 26, 2017

FOR IMMEDIATE RELEASE

Caterpillar Reports 2016 Fourth-Quarter and Full-Year Financial Results;
Provides Outlook for 2017

	FOURTH QUARTER		FULL YEAR

($ in billions except profit per share)	2016	2015	2016	2015
Sales and Revenues	$9.574	$11.030	$38.537	$47.011
Profit (Loss) Per Share	($2.00)	($0.16)	($0.11)	$4.18
Adjusted Profit Per Share	$0.83	$0.83	$3.42	$5.35

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) today announced fourth-quarter and full-year results for 2016.
Sales and revenues in the fourth quarter of 2016 were $9.6 billion, down from $11.0 billion in the fourth quarter of 2015. Fourth-quarter 2016 was a loss of $2.00 per share, compared with a loss of $0.16 per share in the fourth quarter of 2015.
Full-year sales and revenues in 2016 were $38.5 billion, down about 18 percent from $47.0 billion in 2015. The company lost $0.11 per share in 2016, compared with a profit of $4.18 per share in 2015.
Our fourth-quarter 2016 results included three large non-cash charges and higher than expected restructuring costs. These items resulted in a loss for the quarter and were the primary reason our results were lower than the outlook provided in October 2016. A discussion of these items - mark-to-market losses for remeasurement of pension and OPEB plans, a goodwill impairment charge, a deferred tax valuation allowance and restructuring costs - and their applicable impact on each period is in Q&A #1 on page 16. Because we do not consider these items to be indicative of earnings from ongoing business activities, the table above shows adjusted profit per share that excludes them. We believe adjusted profit per share provides a useful perspective on underlying business results and period-over-period changes.
Adjusted profit per share in the fourth quarter of 2016 was $0.83, the same as the fourth quarter of 2015, but higher than the outlook for profit per share excluding restructuring costs provided in October 2016. Adjusted profit per share in 2016 was $3.42, down from $5.35 per share in 2015. For the year, the impact on profit from lower sales and revenues was mitigated by a $2.3 billion reduction in period costs and variable manufacturing costs.
“Our results for the fourth quarter, while slightly better than expected, continued to reflect pressure in many of our end markets from weak economic conditions around much of the world. Our team did a great job in the quarter, as they have all year, aligning our cost structure with current demand while preserving capacity for the future. I’m confident we are focusing on the right areas: controlling costs, maintaining a strong balance sheet and investing in the key areas important to our future,” said Caterpillar Chief Executive Officer Jim Umpleby.

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2017 Outlook - Background
Positives
We are seeing positive signs that could be early indications of modest recovery in several of our businesses.
Resource Industries - Commodity prices at higher levels than a year ago, along with sequential improvements in parts sales in each of the last three quarters and improvements in quoting and order activity in the fourth quarter, suggest that mining-related sales may have bottomed.
Construction Industries - Sales in China began recovering in 2016; sales in Europe seem to have stabilized and could improve some in 2017; and sales in Brazil, which are off their peak by over 80 percent, could improve if the Brazilian economy begins to recover from recession.
Energy & Transportation - Gas compression remains strong, and we have a solid backlog for turbines. If oil prices rise modestly and stabilize, it would be positive for our businesses that support drilling and well servicing.
Prospects for tax reform and an infrastructure spending bill in the United States are encouraging. While these initiatives would likely be a solid positive for many of our businesses, we would not expect to begin to see meaningful effects of these changes until sometime in 2018.
Concerns
Resource Industries - While quoting interest in mining products has improved, we are expecting miners’ capital spending to be about flat in 2017 after several years of decline. Sales of some large construction equipment within Resource Industries are likely to be down in 2017, compared with 2016.
Construction Industries - North America and EAME are the most concerning regions. While better economic growth and increased infrastructure spending may be on the horizon, the availability of used equipment has negatively impacted sales in North America during 2016 and we expect some negative impact in 2017. We expect sales in Africa/Middle East to be down again in 2017 due to overall economic weakness and continued pressure on economies that rely on oil revenues to drive economic growth. In addition, continuing uncertainty related to Brexit remains a concern in Europe.
Energy & Transportation - Rail remains challenged with low traffic volume and a significant number of idle locomotives. Additionally, weakness in shipbuilding is expected to be negative for our marine-related sales; power generation sales are projected to remain weak; and industrial engine sales to original equipment manufacturers are expected to be lower than 2016.
2017 Outlook - Sales and Revenues and Profit
Our expectations for 2017 are similar to those shared with investors in early December 2016. At that time, we believed the analyst consensus for 2017 sales and revenues of about $38 billion was a reasonable midpoint expectation. Our expectation for sales and revenues in 2017 are now slightly lower due to the strengthening of the U.S. dollar over the past two months, and as a result, our current outlook for sales and revenues in 2017 is a range of $36 billion to $39 billion with a midpoint of $37.5 billion.
We expect profit per share of about $2.30 at the midpoint of the sales and revenues outlook range. Excluding restructuring costs of about $500 million, we expect adjusted profit of about $2.90 per share at the midpoint, which reflects decremental operating profit pull through of about 30 percent from 2016.
“We continue to execute in a challenging economic environment and are focused on improving operating margins, profitability and shareholder returns. While we see signs of positive activity in some of our key end markets, the overall economic environment remains challenging,” added Umpleby.

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Highlights

•	Sales and revenues were $38.5 billion in 2016 - 18 percent decrease from 2015 and slightly lower than expected

•	Period costs and variable manufacturing costs were $2.3 billion lower in 2016 - restructuring and cost reduction actions and lower incentive pay helped mitigate the impact of lower sales

•	Restructuring costs and three large non-cash items in the fourth quarter impacted profit substantially - resulting in a loss for the quarter and the year

•	Machinery, Engines & Transportation operating cash flow was $3.9 billion in 2016 - more than sufficient to cover capital expenditures and dividends

•	2017 sales and revenues are expected to be $36 billion to $39 billion with a midpoint of $37.5 billion - some signs of recovery, but risk and uncertainty continue

•	At the midpoint of the sales and revenues range, 2017 profit per share is expected to be about $2.30 with adjusted profit of about $2.90 per share

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Notes:

•	Glossary of terms is included on pages 19-20; first occurrence of terms shown in bold italics.

•	Information on non-GAAP financial measures is included on page 21.

•
Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Thursday, January 26, 2017, to discuss its 2016 fourth-quarter and full-year financial results. The accompanying slides will be available before the webcast on the Caterpillar website at http://www.caterpillar.com/investors/events-and-presentations.

About Caterpillar:
For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2016 sales and revenues of $38.537 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact: Rachel Potts, 309-675-6892 (Office), 309-573-3444 (Mobile) or Potts_Rachel_A@cat.com

Forward-Looking Statements

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity price changes, component price increases, fluctuations in demand for our products or significant shortages of component products; (iv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (v) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (vi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (vii) our Financial Products segment’s risks associated with the financial services industry; (viii) changes in interest rates or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (x) new regulations or changes in financial services regulations; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) international trade policies and their impact on demand for our products and our competitive position; (xiii) our ability to develop, produce and market quality products that meet our customers’ needs; (xiv) the impact of the highly competitive environment in which we operate on our sales and pricing; (xv) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xvi) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (xvii) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xviii) compliance with environmental laws and regulations; (xix) alleged or actual violations of trade or anti-corruption laws and regulations; (xx) additional tax expense or exposure; (xxi) currency fluctuations; (xxii) our or Cat Financial’s compliance with financial covenants; (xxiii) increased pension plan funding obligations; (xxiv) union disputes or other employee relations issues; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) changes in accounting standards; (xxvii) failure or breach of IT security; (xxviii) adverse effects of unexpected events including natural disasters; and (xxix) other factors described in more detail under “Item 1A. Risk Factors” in our Form 10-K filed with the SEC on February 16, 2016 for the year ended December 31, 2015.

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CONSOLIDATED RESULTS

Consolidated Sales and Revenues
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the fourth quarter of 2015 (at left) and the fourth quarter of 2016 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues
Total sales and revenues were $9.574 billion in the fourth quarter of 2016, a decline of $1.456 billion, or 13 percent, compared with $11.030 billion in the fourth quarter of 2015. The decrease was almost entirely due to lower sales volume, resulting from lower end-user demand attributable to continued weak commodity prices globally and economic weakness in many countries. Although some commodity prices improved in the fourth quarter of 2016, the improvement was too recent to significantly impact our sales for the quarter. Sales for new equipment declined, while aftermarket parts sales were about flat. The unfavorable impact of price realization also contributed to the decline.
Sales declined in all regions except Asia/Pacific. In EAME, sales declined 30 percent primarily in Africa/Middle East due to weak economic conditions resulting from the continuing impact of low oil prices and an uncertain investment environment. In North America, sales decreased 15 percent primarily due to lower end-user demand for equipment used for infrastructure, the impact of continued low oil prices and an uncertain economic environment. Sales decreased 16 percent in Latin America primarily due to continued widespread economic weakness and inflation across the region. Asia/Pacific sales increased 10 percent primarily due to increased infrastructure and residential investment in China.
Energy & Transportation’s sales declined 15 percent largely due to lower end-user demand for most applications. Resource Industries’ sales declined 23 percent mostly due to continued low end-user demand. Construction Industries’ sales decreased 8 percent primarily due to lower demand from end users, partially offset by favorable changes in dealer inventories. Financial Products’ segment revenues were about flat with the fourth quarter of 2015.

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Consolidated Operating Profit / (Loss)
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit (Loss) between the fourth quarter of 2015 (at left) and the fourth quarter of 2016 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating loss for the fourth quarter of 2016 was $1.262 billion, compared with a loss of $175 million in the fourth quarter of 2015, an unfavorable change of $1.087 billion. The most significant items were the unfavorable impact from mark-to-market losses related to pension and OPEB plans and a goodwill impairment charge in Resource Industries. Excluding these items, operating profit improved $279 million compared to the fourth quarter of 2015. The improvement was mostly due to lower period costs, a decrease in restructuring costs and favorable variable manufacturing costs, partially offset by lower sales volume. The unfavorable price realization resulted from competitive market conditions, primarily in Resource Industries.
Period costs were lower primarily due to substantial restructuring and cost reduction actions over the past year. The reductions impacted period manufacturing costs, selling, general and administrative expenses and research and development expenses about equally. Variable manufacturing costs were favorable mostly due to the impact of cost absorption as inventory decreased more significantly in the fourth quarter of 2015, compared to the fourth quarter of 2016.
Restructuring costs of $395 million in the fourth quarter of 2016 were related to restructuring programs across the company. In the fourth quarter of 2015, restructuring costs were $679 million, primarily related to a reduction in workforce.
Other Profit/Loss Items

▪
Other income/expense in the fourth quarter of 2016 was income of $34 million, compared with income of $54 million in the fourth quarter of 2015. The unfavorable change was primarily due to lower gains from the sales of securities in the fourth quarter of 2016, compared to the fourth quarter of 2015, and the impact from currency translation and hedging gains and losses. The unfavorable change in currency translation and hedging gains and losses was due to higher net losses in the fourth quarter of 2016, compared to the fourth quarter of 2015.

▪
The provision for income taxes in the fourth quarter reflects an annual effective tax rate of approximately 36 percent, compared to 25.5 percent for the full-year 2015, excluding the items discussed below. The effective tax rate related to full-year adjusted profit before tax is 26 percent.

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The provision for income taxes for the fourth quarter of 2016 also includes a $170 million charge related to the change from the third-quarter estimated annual tax rate. This change was primarily due to the negative impact from the portion of the goodwill impairment not deductible for tax purposes offsetting benefits related to the majority of pension and OPEB mark-to-market losses taxed at higher U.S. rates. In addition, the valuation allowance against U.S. state deferred tax assets was increased due to recent losses incurred in the United States resulting in a $141 million non-cash charge. The provision for income taxes for the fourth quarter of 2015 also included a benefit of $92 million related to the decrease from the third-quarter estimated annual tax rate. This benefit was primarily due to the renewal in the fourth quarter of the U.S. research and development tax credit for 2015.

Global Workforce
Caterpillar worldwide, full-time employment was about 95,400 at the end of 2016, compared with about 105,700 at the end of 2015, a decrease of about 10,300 full-time employees. The flexible workforce decreased by about 2,000 for a total decrease in the global workforce of about 12,300. The decrease was primarily the result of restructuring programs and lower production volumes.

	December 31
	2016	2015	Increase / (Decrease)
Full-time employment	95,400	105,700	(10,300)
Flexible workforce	11,000	13,000	(2,000)
Total	106,400	118,700	(12,300)

Geographic summary of change
U.S. workforce			(7,700)
Non-U.S. workforce			(4,600)
Total			(12,300)

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SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Fourth Quarter 2016
Construction Industries [1]	$3,589	(8)%	$1,569	(16)%	$264	(11)%	$624	(34)%	$1,132	41%
Resource Industries [2]	1,443	(23)%	471	(24)%	221	(21)%	297	(35)%	454	(14)%
Energy & Transportation [3]	3,849	(15)%	1,722	(11)%	347	(16)%	1,063	(26)%	717	(5)%
All Other Segments [4]	32	(14)%	11	(35)%	—	(100)%	5	(17)%	16	23%
Corporate Items and Eliminations	(28)	—	(23)		(2)		(2)		(1)
Machinery, Energy & Transportation	$8,885	(14)%	$3,750	(15)%	$830	(16)%	$1,987	(30)%	$2,318	10%

Financial Products Segment	$742	(1)%	$464	3%	$83	(14)%	$99	2%	$96	(4)%
Corporate Items and Eliminations	(53)		(29)		(9)		(4)		(11)
Financial Products Revenues	$689	(3)%	$435	(2)%	$74	(12)%	$95	3%	$85	(6)%

Consolidated Sales and Revenues	$9,574	(13)%	$4,185	(14)%	$904	(16)%	$2,082	(29)%	$2,403	10%

Fourth Quarter 2015
Construction Industries [1]	$3,905		$1,863		$298		$942		$802
Resource Industries [2]	1,878		616		280		454		528
Energy & Transportation [3]	4,544		1,944		411		1,431		758
All Other Segments [4]	37		17		1		6		13
Corporate Items and Eliminations	(46)		(47)		—		—		1
Machinery, Energy & Transportation	$10,318		$4,393		$990		$2,833		$2,102

Financial Products Segment	$746		$452		$97		$97		$100
Corporate Items and Eliminations	(34)		(6)		(13)		(5)		(10)
Financial Products Revenues	$712		$446		$84		$92		$90

Consolidated Sales and Revenues	$11,030		$4,839		$1,074		$2,925		$2,192

1 Does not include inter-segment sales of $31 million and $43 million in fourth quarter 2016 and 2015, respectively.
2 Does not include inter-segment sales of $87 million and $82 million in fourth quarter 2016 and 2015, respectively.
3 Does not include inter-segment sales of $621 million and $615 million in fourth quarter 2016 and 2015, respectively.
4 Does not include inter-segment sales of $117 million and $99 million in fourth quarter 2016 and 2015, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Fourth Quarter 2015	Sales Volume	Price Realization	Currency	Other	Fourth Quarter 2016	$ Change	% Change

Construction Industries	$3,905	$(363)	$1	$46	$—	$3,589	$(316)	(8)%
Resource Industries	1,878	(388)	(62)	15	—	1,443	(435)	(23)%
Energy & Transportation	4,544	(663)	(21)	(11)	—	3,849	(695)	(15)%
All Other Segments	37	(5)	—	—	—	32	(5)	(14)%
Corporate Items and Eliminations	(46)	16	2	—	—	(28)	18
Machinery, Energy & Transportation	$10,318	$(1,403)	$(80)	$50	$—	$8,885	$(1,433)	(14)%

Financial Products Segment	$746	$—	$—	$—	$(4)	$742	$(4)	(1)%
Corporate Items and Eliminations	(34)	—	—	—	(19)	(53)	(19)
Financial Products Revenues	$712	$—	$—	$—	$(23)	$689	$(23)	(3)%

Consolidated Sales and Revenues	$11,030	$(1,403)	$(80)	$50	$(23)	$9,574	$(1,456)	(13)%

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Operating Profit (Loss) by Segment

(Millions of dollars)	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
Construction Industries	$334	$178	$156	88%
Resource Industries	(711)	(80)	(631)	(789)%
Energy & Transportation	638	741	(103)	(14)%
All Other Segments	(34)	(39)	5	13%
Corporate Items and Eliminations	(1,572)	(1,088)	(484)
Machinery, Energy & Transportation	$(1,345)	$(288)	$(1,057)	(367)%
Financial Products Segment	$149	$191	$(42)	(22)%
Corporate Items and Eliminations	(9)	(15)	6
Financial Products	$140	$176	$(36)	(20)%
Consolidating Adjustments	(57)	(63)	6
Consolidated Operating Profit (Loss)	$(1,262)	$(175)	$(1,087)	(621)%

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CONSTRUCTION INDUSTRIES

(Millions of dollars)
Sales Comparison
	Fourth Quarter 2015	Sales Volume	Price Realization	Currency	Fourth Quarter 2016	$ Change	% Change
Sales Comparison [1]	$3,905	($363)	$1	$46	$3,589	($316)	(8)%

Sales by Geographic Region
	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
North America	$1,569	$1,863	($294)	(16)%
Latin America	264	298	(34)	(11)%
EAME	624	942	(318)	(34)%
Asia/Pacific	1,132	802	330	41%
Total [1]	$3,589	$3,905	($316)	(8)%

Operating Profit
	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
Operating Profit	$334	$178	$156	88%

1 Does not include inter-segment sales of $31 million and $43 million in fourth quarter 2016 and 2015, respectively.

Construction Industries’ sales were $3.589 billion in the fourth quarter of 2016, a decrease of $316 million, or 8 percent, from the fourth quarter of 2015. The decrease was mostly due to lower volume. Sales declined for new equipment and were about flat for aftermarket parts.

▪	Sales volume declined primarily due to lower end-user demand, partially offset by a smaller decline in dealer inventories in the fourth quarter of 2016, compared with the fourth quarter of 2015.
Sales decreased in EAME, North America and Latin America and increased in Asia/Pacific.

▪
Sales in EAME decreased primarily due to lower end-user demand. The sales decline was primarily in oil-producing economies in Africa/Middle East due to continued low oil prices and an uncertain investment environment.

▪
In North America, the sales decline was primarily due to lower end-user demand. Although residential and non-residential building construction activity improved, we believe demand for new construction equipment has remained low due to end users’ utilization of existing used equipment.

▪
In Latin America, sales decreased slightly as lower end-user demand, attributable to weak economic conditions across the region, was partially offset by favorable changes in dealer inventories. Dealers reduced inventories more significantly in the fourth quarter of 2015 than in the fourth quarter of 2016.

▪
Sales in Asia/Pacific were higher as a result of an increase in end-user demand primarily in China stemming from increased government support in infrastructure and residential investment. In addition, changes in Asia/Pacific dealer inventories were favorable as dealers increased inventories in the fourth quarter of 2016, compared with a decrease in the fourth quarter of 2015.

Construction Industries’ profit was $334 million in the fourth quarter of 2016, compared with $178 million in the fourth quarter of 2015. The increase in profit was primarily due to lower period costs and the absence of an unfavorable impact

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from litigation in the fourth quarter of 2015, partially offset by lower sales volume, which includes a favorable mix of products. The lower period costs were mostly a result of the favorable impact of restructuring and cost reduction actions.

RESOURCE INDUSTRIES

(Millions of dollars)
Sales Comparison
	Fourth Quarter 2015	Sales Volume	Price Realization	Currency	Fourth Quarter 2016	$ Change	% Change
Sales Comparison [1]	$1,878	($388)	($62)	$15	$1,443	($435)	(23)%

Sales by Geographic Region
	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
North America	$471	$616	($145)	(24)%
Latin America	221	280	(59)	(21)%
EAME	297	454	(157)	(35)%
Asia/Pacific	454	528	(74)	(14)%
Total [1]	$1,443	$1,878	($435)	(23)%

Operating Profit (Loss)
	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
Operating Profit (Loss)	($711)	($80)	($631)	(789)%

1 Does not include inter-segment sales of $87 million and $82 million in fourth quarter 2016 and 2015, respectively.

Resource Industries’ sales were $1.443 billion in the fourth quarter of 2016, a decrease of $435 million, or 23 percent, from the fourth quarter of 2015. The decline was primarily due to lower sales volume and the unfavorable impact of price realization resulting from competitive market conditions. Sales of new equipment decreased while sales of aftermarket parts increased slightly. Aftermarket parts sales have increased sequentially in each of the last three quarters.
The sales decrease was primarily due to lower end-user demand across all regions. While most commodity prices improved in the fourth quarter over a year earlier, current prices have not been sufficient to drive much increase in short-term demand for new equipment. We believe commodity prices now need to stabilize for a longer period of time to positively impact our sales. Mining customers continued to focus on improving productivity in existing mines and reducing their total capital expenditures, as they have for several years. In addition, sales of heavy construction equipment are lower, primarily in North America.
Resource Industries incurred a loss of $711 million in the fourth quarter of 2016, compared with a loss of $80 million in the fourth quarter of 2015. The most significant item impacting the fourth quarter of 2016 was a goodwill impairment charge of $595 million related to the Surface Mining & Technology reporting unit, discussed in Q&A #1 on page 16. Excluding the impairment charge, the fourth quarter of 2016 operating loss was unfavorable $36 million, compared with the fourth quarter of 2015. The unfavorable change was due to lower sales volume and unfavorable price realization, mostly offset by the favorable impact of restructuring and cost reduction actions.

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ENERGY & TRANSPORTATION

(Millions of dollars)
Sales Comparison
	Fourth Quarter 2015	Sales Volume	Price Realization	Currency	Fourth Quarter 2016	$ Change	% Change
Sales Comparison [1]	$4,544	($663)	($21)	($11)	$3,849	($695)	(15)%

Sales by Geographic Region
	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
North America	$1,722	$1,944	($222)	(11)%
Latin America	347	411	(64)	(16)%
EAME	1,063	1,431	(368)	(26)%
Asia/Pacific	717	758	(41)	(5)%
Total [1]	$3,849	$4,544	($695)	(15)%

Operating Profit
	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
Operating Profit	$638	$741	($103)	(14)%

1 Does not include inter-segment sales of $621 million and $615 million in fourth quarter 2016 and 2015, respectively.

Energy & Transportation’s sales were $3.849 billion in the fourth quarter of 2016, a decrease of $695 million, or 15 percent, from the fourth quarter of 2015. The decrease was primarily the result of lower sales volume.

▪
Transportation - Sales decreased in North America, Asia/Pacific and EAME primarily due to continued weakness in the rail industry, with the most significant decline in North America. The North American rail industry continues to be depressed with a significant number of idle locomotives that impacted demand for rail services and aftermarket. The decline in Asia/Pacific was mostly due to lower demand for equipment used in marine applications, primarily for work boats. Sales in Latin America were about flat.

▪
Oil and Gas - Sales decreased in much of the world due to the impact from low oil prices. The sales decline was primarily related to lower demand across all regions for equipment used for production, partially offset by increased demand for turbines used for gas compression.

▪
Power Generation - Sales decreased in EAME and were about flat in all other regions. The decline in EAME was primarily a result of continued weakness in the Middle East with continued low oil prices limiting investments.

▪	Industrial - Sales were about flat as an increase in Asia/Pacific was mostly offset by a decrease in EAME, both attributable to changes in end-user demand for most industrial applications.
Energy & Transportation’s profit was $638 million in the fourth quarter of 2016, compared with $741 million in the fourth quarter of 2015. The decline was primarily due to a decrease in sales volume, partially offset by the impact of restructuring and cost reduction actions and a favorable impact of cost absorption as inventory decreased more significantly in the fourth quarter of 2015 than the fourth quarter of 2016.

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FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)
Revenues by Geographic Region
	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
North America	$464	$452	$12	3%
Latin America	83	97	(14)	(14)%
EAME	99	97	2	2%
Asia/Pacific	96	100	(4)	(4)%
Total	$742	$746	($4)	(1)%

Operating Profit
	Fourth Quarter 2016	Fourth Quarter 2015	$ Change	% Change
Operating Profit	$149	$191	($42)	(22)%

Financial Products’ revenues were $742 million in the fourth quarter of 2016, a decrease of $4 million, or 1 percent, from the fourth quarter of 2015. The decline was primarily due to lower average earning assets in North America and Latin America, an unfavorable impact from returned or repossessed equipment primarily in North America and lower average financing rates in Latin America. These decreases were partially offset by higher average financing rates in North America.
Financial Products’ profit was $149 million in the fourth quarter of 2016, compared with $191 million in the fourth quarter of 2015. The decrease was primarily due to lower gains on sales of securities at Insurance Services and an unfavorable impact from returned or repossessed equipment.
At the end of 2016, past dues at Cat Financial were 2.38 percent, compared with 2.14 percent at the end of 2015. The increase in past dues was primarily driven by the European marine portfolio. Write-offs, net of recoveries, were $123 million for the full-year 2016, compared with $155 million for the full-year 2015.
As of December 31, 2016, Cat Financial’s allowance for credit losses totaled $343 million, or 1.29 percent of net finance receivables, compared with $338 million, or 1.22 percent of net finance receivables at year-end 2015.

Corporate Items and Eliminations
Expense for corporate items and eliminations was $1.581 billion in the fourth quarter of 2016, an increase of $478 million from the fourth quarter of 2015. Corporate items and eliminations include: corporate-level expenses; restructuring costs; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates; cost of sales methodology differences as segments use a current cost methodology; and inter-segment eliminations.
The increase was due to the unfavorable impact of higher mark-to-market losses related to our pension and OPEB plans. Mark-to-market losses in the fourth quarter of 2016 were $985 million, compared to mark-to-market losses of $214 million in the fourth quarter of 2015. This was partially offset by a decrease in restructuring costs of $284 million compared to the fourth quarter of 2015.

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2017 OUTLOOK
Positives
We are seeing positive signs that could be early indications of modest recovery in several of our businesses.
Resource Industries - Commodity prices at higher levels than a year ago, along with sequential improvements in parts sales in each of the last three quarters and improvements in quoting and order activity in the fourth quarter, suggest that mining-related sales may have bottomed.
Construction Industries - Sales in China began recovering in 2016; sales in Europe seem to have stabilized and could improve some in 2017; and sales in Brazil, which are off their peak by over 80 percent, could improve if the Brazilian economy begins to recover from recession.
Energy & Transportation - Gas compression remains strong, and we have a solid backlog for turbines. If oil prices rise modestly and stabilize, it would be positive for our businesses that support drilling and well servicing.
Prospects for tax reform and an infrastructure spending bill in the United States are encouraging. While these initiatives would likely be a solid positive for many of our businesses, we would not expect to begin to see meaningful effects of these changes until sometime in 2018.
Concerns
Resource Industries - While quoting interest in mining products has improved, we are expecting miners’ capital spending to be about flat in 2017 after several years of decline. Sales of some large construction equipment within Resource Industries are likely to be down in 2017, compared with 2016.
Construction Industries - North America and EAME are the most concerning regions. While better economic growth and increased infrastructure spending may be on the horizon, the availability of used equipment has negatively impacted sales in North America during 2016 and we expect some negative impact in 2017. We expect sales in Africa/Middle East to be down again in 2017 due to overall economic weakness and continued pressure on economies that rely on oil revenues to drive economic growth. In addition, continuing uncertainty related to Brexit remains a concern in Europe.
Energy & Transportation - Rail remains challenged with low traffic volume and a significant number of idle locomotives. Additionally, weakness in shipbuilding is expected to be negative for our marine-related sales; power generation sales are projected to remain weak; and industrial engine sales to original equipment manufacturers are expected to be lower than 2016.
2017 Outlook - Sales and Revenues and Profit
Our expectations for 2017 are similar to those shared with investors in early December 2016. At that time, we believed the analyst consensus for 2017 sales and revenues of about $38 billion was a reasonable midpoint expectation. Our expectations for sales and revenues in 2017 are now slightly lower due to the strengthening of the U.S. dollar over the past two months, and as a result, our current outlook for sales and revenues in 2017 is a range of $36 billion to $39 billion with a midpoint of $37.5 billion.
We expect profit per share of about $2.30 at the midpoint of the sales and revenues outlook range. Excluding restructuring costs of about $500 million, we expect adjusted profit of about $2.90 per share at the midpoint, which reflects decremental operating profit pull through of about 30 percent from 2016.
Our 2016 results included several significant items: restructuring costs, mark-to-market losses for remeasurement of pension and OPEB plans, a goodwill impairment charge and a deferred tax valuation allowance. In 2017, we expect to incur about $500 million of restructuring costs primarily related to ongoing manufacturing facility consolidations to lower our cost structure in response to weak economic conditions. No estimate of potential restructuring costs for contemplated actions at Gosselies, Belgium, or Aurora, Illinois, has been included in our outlook. At this time, our outlook does not include a mark-to-

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market gain or loss for remeasurement of pension and OPEB plans. Our outlook does not include a goodwill impairment charge or significant changes to deferred tax asset valuation allowances in 2017.

The following factors are expected to contribute to an anticipated decline in profit in 2017:

•
An expected decline in sales volume is anticipated to have a negative impact on profit, including the effect of an unfavorable sales mix as the decline is expected to be more concentrated in products with higher than average margin rates.

•	Short-term employee incentive compensation and labor cost inflation are expected to be unfavorable by about $600 million.

•	Financial Products segment profit is expected to be lower in 2017 in part due to gains on the sale of securities at Insurance Services in 2016 that we are not expecting to repeat in 2017.

•	The tax rate is expected to be about 27 percent in 2017.

The following factors are expected to partially offset an anticipated decline in profit in 2017:

•
The primary positive is the continuation of substantial cost reduction in 2017. Not including short-term incentive compensation and labor inflation noted above, Caterpillar is expecting about $750 million of additional cost reduction in 2017.

◦	About two-thirds is expected to be from lower period costs and is a result of restructuring actions taken in recent years and the company’s continued focus on cost management.

◦
About one-third is expected from variable costs. A reduction in material costs is the most significant factor. While we do not expect material cost reduction from commodity prices, we expect continued improvement in material costs from supplier collaboration, sourcing and design-related improvements.

•
In 2016, price realization was a substantial negative. While the pricing environment remains very competitive, we believe price realization has begun to level off. We expect price realization to be neutral to slightly positive in 2017.

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QUESTIONS AND ANSWERS

Q1:	Can you provide more information on the four significant items impacting 2016 profit?

A:	In order for our results to be more meaningful to our readers, we have separately quantified the impact of several significant items.

•
Mark-to-Market Losses - Effective January 1, 2016, we made a change in accounting principle related to our pension and OPEB plans. Under the new accounting principle, we recognize actuarial gains and losses as a mark-to-market gain or loss when incurred rather than amortizing them to earnings over time. For 2016, the mark-to-market adjustment was a net loss of $985 million, primarily due to lower interest rates. Accounting rules require us to remeasure our future benefit payments using an interest rate as of each year-end. If interest rates drop, the present value of future benefit payments increases resulting in a mark-to-market loss. If interest rates increase, the present value of the future benefit payments decreases resulting in a mark-to-market gain. Differences in actual versus expected investment performance of plan assets and changes in other economic and demographic factors also impact the adjustment. We believe profit excluding the impact of mark-to-market gains or losses better reflects earnings from ongoing business performance because this adjustment has no impact on current year cash flow or on benefits paid to plan participants.

•
Goodwill Impairment Charge - Step 1 of the annual goodwill impairment test performed as of October 1, 2016, indicated that the fair value of the Surface Mining & Technology reporting unit, included in Resource Industries, was lower than its carrying value. We completed step 2 of the impairment testing process during the fourth quarter of 2016 and recognized a non-cash impairment charge of $595 million. The mining industry has experienced weakness for several years and, while we continue to expect the industry to improve, we believe the pace of the improvement will be slower and cash flows and profitability will be lower than previously forecasted. After the impairment charge, goodwill of approximately $600 million remains in Surface Mining & Technology.

•
State Deferred Tax Valuation Allowance - Based on recent losses incurred in the United States, we recorded a non-cash charge of $141 million to increase the valuation allowance against the related state net deferred tax assets during the fourth quarter of 2016. If profitability improves in future periods, the valuation allowance can be reversed.

•
Restructuring Costs - For the past several years, we have incurred substantial restructuring costs as a result of actions to lower our cost structure in response to weak economic conditions in the key industries we serve. During 2016, we incurred $1.019 billion of restructuring costs primarily related to Resource Industries and Energy & Transportation.

To help improve the understanding of results for the quarter and the year, the following tables show the impact of these items:

	Fourth Quarter 2016		Fourth Quarter 2015
	Profit (Loss) Before Taxes	Profit (Loss)	Profit (Loss) Before Taxes	Profit (Loss)
($ in millions except per share data)		per Share *		per Share *

Profit (Loss)	($1,348)	($2.00)	($247)	($0.16)

Restructuring Costs	$395	$0.45	$679	$0.76

Mark-to-Market Losses	$985	$1.14	$214	$0.23

Goodwill Impairment Charge	$595	$0.98

Deferred State Tax Valuation Allowance		$0.24

Adjusted Profit	$627	$0.83	$646	$0.83

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	Full Year 2016		Full Year 2015
	Profit Before Taxes	Profit (Loss)	Profit Before Taxes	Profit
($ in millions except per share data)		per Share *		per Share *

Profit (Loss)	$139	($0.11)	$3,439	$4.18

Restructuring Costs	$1,019	$1.16	$898	$0.98

Mark-to-Market Losses	$985	$1.15	$179	$0.19

Goodwill Impairment Charge	$595	$0.98

Deferred State Tax Valuation Allowance		$0.24

Adjusted Profit	$2,738	$3.42	$4,516	$5.35
* Per share amounts computed using fully diluted shares outstanding except for consolidated loss per share, which was computed using basic shares outstanding.

Q2:	Can you comment on your 2017 outlook for restructuring costs? Does it include impacts from contemplated actions at Caterpillar manufacturing facilities in Gosselies, Belgium, and Aurora, Illinois?

A:
In 2017, we expect to incur about $500 million of restructuring costs primarily related to ongoing manufacturing facility consolidations to lower our cost structure in response to weak economic conditions. Most of the actions have been announced and are being implemented.

On September 24, 2015, Caterpillar announced a significant restructuring and cost reduction initiative, with actions expected through 2018. The largest action among those included in the initiative was related to our European manufacturing footprint. On September 2, 2016, Caterpillar announced that it is contemplating to allocate the volumes produced at the Gosselies, Belgium, facility to other manufacturing facilities. If the intention is confirmed, it would result in a collective layoff of about 2,000 employees and the closure of the Gosselies site. We are currently engaged in the information and consultation process with Gosselies employee representatives.
Additionally, on January 4, 2017, Caterpillar announced that it is contemplating the potential closure of the Aurora, Illinois, manufacturing facility. If this plan is confirmed, Caterpillar would move machine production from the Aurora facility to other U.S. manufacturing facilities.
No estimate of potential restructuring costs for Gosselies or Aurora has been included in our outlook for 2017 restructuring costs as the outcome of these contemplated actions is not yet known and no decisions have been made.

Q3:	Can you discuss changes in dealer inventories during 2016 and expectations for 2017?

A:
Dealer machine and engine inventories decreased about $800 million in the fourth quarter of 2016, compared with a decrease of about $1.0 billion in the fourth quarter of 2015. For the full year of 2016, dealer machine and engine inventories decreased about $1.6 billion, compared with a decrease of about $1.0 billion for the full year of 2015.

The level of dealer inventories at the end of 2017 will depend on dealer expectations for business in 2018. Our outlook range reflects an expectation that dealers will not reduce inventories in 2017 as much as they did in 2016.

Q4:	Can you discuss the decline in Caterpillar inventory in the fourth quarter of 2016?

A:
Caterpillar inventory declined about $900 million during the fourth quarter of 2016. A fourth-quarter decrease is not unusual, as some of our businesses ship long lead-time capital goods in the fourth quarter. For the full year of 2016, Caterpillar inventory declined about $1.1 billion.

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Q5:	Can you discuss changes to your order backlog by segment?

A:
At the end of 2016, the order backlog was about $12.1 billion. This represents about a $500 million increase from the end of the third quarter of 2016. The increase was in both Construction Industries and Resource Industries, more significantly in Construction Industries. A decline in Energy & Transportation partially offset the increase.

Compared with year-end 2015, the order backlog declined about $900 million. The decrease was in Energy & Transportation and Construction Industries, partially offset by an increase in Resource Industries.

Q6:	Can you comment on expense related to your 2016 short-term incentive compensation plans? What are plans for 2017?

A:
Short-term incentive compensation expense is directly related to financial and operational performance measured against targets set annually. Fourth-quarter 2016 expense was about $50 million and full-year 2016 expense was about $250 million. Fourth-quarter 2015 expense was about $45 million and full-year 2015 expense was about $585 million.

For 2017, our outlook includes short-term incentive compensation of about $750 million.

Q7:	Can you give us an update on how Cat Financial is performing?

A:
Cat Financial's portfolio continues to perform well overall despite ongoing weakness in many key end markets. Fourth-quarter 2016 past dues were 2.38 percent, compared with 2.14 percent in the fourth quarter of 2015, with current past dues remaining lower than historical averages. Write-offs in the fourth quarter of 2016 were $30 million, or 0.45 percent of the average retail portfolio, compared with $36 million, or 0.55 percent of the average retail portfolio in the fourth quarter of 2015, and slightly below historical averages for the fourth quarter.

Q8:	Can you comment on your balance sheet and cash priorities?

A:
The ME&T debt-to-capital ratio was 41.0 percent at the end of 2016, compared with 39.0 percent at the end of 2015. Our cash and liquidity positions remain strong with an enterprise cash balance of $7.168 billion as of year-end 2016. ME&T operating cash flow for the full year of 2016 was $3.857 billion, compared with $5.175 billion in 2015. The decline was primarily due to impacts from lower profit. During the year, ME&T capital expenditures totaled $1.206 billion, and funding for defined benefit pension plans was about $150 million.

Although our short-term priorities for the use of cash may vary from time to time as business needs and conditions dictate, our long-term cash deployment strategy remains unchanged: to maintain a strong financial position in support of our credit rating, provide capital to support growth, appropriately fund employee benefit plans, pay dividends and repurchase common stock.

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GLOSSARY OF TERMS

1.
All Other Segments - Primarily includes activities such as: the business strategy, product management, development, and manufacturing of filters and fluids, undercarriage, tires and rims, ground engaging tools, fluid transfer products, precision seals and rubber, and sealing and connecting components primarily for Cat® products; parts distribution; distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the art digital technologies while transforming the buying experience.

2.	Consolidating Adjustments - Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

3.
Construction Industries - A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, telehandlers, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, compact track loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers, forestry and paving products.

4.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business only; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

5.
Debt-to-Capital Ratio - A key measure of Machinery, Energy & Transportation’s financial strength used by management. The metric is defined as Machinery, Energy & Transportation’s short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery, Energy & Transportation’s debt and stockholders’ equity. Debt also includes Machinery, Energy & Transportation’s long-term borrowings from Financial Products.

6.	EAME - A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.	Earning Assets - Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.
Energy & Transportation - A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbines and turbine-related services, reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America.

9.
Financial Products Segment - Provides financing to customers and dealers for the purchase and lease of Cat and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Financial Products segment profit is determined on a pretax basis and includes other income/expense items.

10.	Latin America - A geographic region including Central and South American countries and Mexico.

11.
Machinery, Energy & Transportation (ME&T) - Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other Segments and related corporate items and eliminations.

12.
Machinery, Energy & Transportation Other Operating (Income) Expenses - Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

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13.
Mark-to-market gains and losses - For our defined benefit pension and OPEB plans, represents the net gain or loss of actual results differing from our assumptions and the effects of changing assumptions. These gains and losses are immediately recognized through earnings upon the annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement.

14.
Operating Profit Pull Through - A key metric used by management to measure the rate of operating profit change relative to the change in sales and revenues. The metric is defined as the change in operating profit divided by the change in sales and revenues. Excludes restructuring costs, mark-to-market gains or losses resulting from pension and OPEB plan remeasurements and goodwill impairment charges.

15.	Pension and other postemployment benefit (OPEB) - The company’s defined benefit pension and postretirement benefit plans.

16.
Period Costs - Includes period manufacturing costs, ME&T selling, general and administrative (SG&A) and research and development (R&D) expenses excluding the impact of currency, exit-related costs that are included in restructuring costs (see definition below) and mark-to-market gains or losses (see definition above). Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management. SG&A and R&D costs are not linked to the production of goods or services and include marketing, legal and financial services and the development of new and significant improvements in products or processes.

17.
Price Realization - The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

18.
Resource Industries - A segment primarily responsible for supporting customers using machinery in mining, quarry, waste, and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, track and rotary drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, material handlers, continuous miners, scoops and haulers, hardrock continuous mining systems, select work tools, machinery components and electronics and control systems. In addition to equipment, Resource Industries also develops and sells technology to provide customers fleet management, equipment management analytics and autonomous machine capabilities. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

19.
Restructuring Costs - Primarily costs for employee separation costs, long-lived asset impairments and contract terminations. These costs are included in Other Operating (Income) Expenses. Restructuring costs also include other exit-related costs primarily for inventory write-downs, accelerated depreciation and equipment relocation (primarily included in Cost of goods sold) and sales discounts and payments to dealers and customers related to discontinued products (included in Sales of ME&T).

20.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales.

21.
Surface Mining & Technology - A goodwill reporting unit included in Resource Industries. Its product portfolio includes large mining trucks, electric rope shovels, draglines, hydraulic shovels and related parts. In addition to equipment, Surface Mining & Technology also develops and sells technology products and services to provide customer fleet management, equipment management analytics and autonomous machine capabilities.

22.
Variable Manufacturing Costs - Represents volume-adjusted costs excluding the impact of currency and restructuring costs (see definition above). Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.

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NON-GAAP FINANCIAL MEASURES
The following definitions are provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or substituted for the related GAAP measure.

Adjusted Profit
We believe it is important to separately quantify the profit impact of several special items in order for our results to be meaningful to our readers. These items consist of (i) restructuring costs, which are incurred in the current year to generate longer term benefits, (ii) pension and OPEB mark-to-market losses resulting from plan remeasurements, (iii) goodwill impairment charges and (iv) state deferred tax valuation allowances. We do not consider these items indicative of earnings from ongoing business activities and believe the non-GAAP measure will provide useful perspective on underlying business results and trends, and a means to assess our period-over-period results.
Reconciliations of adjusted profit before taxes to the most directly comparable GAAP measure, consolidated profit before taxes, are as follows:

	Fourth Quarter		Full Year
(millions of dollars)	2015	2016	2015	2016
Profit (Loss) before taxes	($247)	($1,348)	$3,439	$139
Restructuring costs	$679	$395	$898	$1,019
Mark-to-market losses	$214	$985	$179	$985
Goodwill impairment		$595		$595
Adjusted profit before taxes	$646	$627	$4,516	$2,738

Reconciliations of adjusted profit per share to the most directly comparable GAAP measure, diluted profit per share, are as follows:

	Fourth Quarter		Full Year		Outlook
	2015	2016	2015	2016	2016 [1]	2017 [2]
Profit (Loss) per share	($0.16)	($2.00)	$4.18	($0.11)	$2.35	$2.30
Per share restructuring costs [3]	$0.76	$0.45	$0.98	$1.16	$0.90	$0.60
Per share mark-to-market losses [3]	$0.23	$1.14	$0.19	$1.15
Per share goodwill impairment [4]		$0.98		$0.98
Per share deferred tax valuation allowance		$0.24		$0.24
Adjusted profit per share	$0.83	$0.83	$5.35	$3.42	$3.25	$2.90

Per share amounts computed using fully diluted shares outstanding except for consolidated loss per share, which was computed using basic shares outstanding.
[1] 2016 outlook as of October 25, 2016. Sales and Revenues Outlook of about $39 billion.
[2] 2017 Sales and Revenues Outlook in a range of $36 billion to $39 billion. Profit per share at midpoint.
1-2 Outlook profit per share does not include any impact from mark-to-market gains or losses resulting from pension and OPEB plan remeasurements.
3 At statutory tax rates.
[4] Includes a $17 million tax benefit.

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Machinery, Energy & Transportation
Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of our products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 23-31 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar's latest financial results and outlook are also available via:
Telephone:
800-228-7717 (Inside the United States and Canada)
858-764-9492 (Outside the United States and Canada)
Internet:
http://www.caterpillar.com/en/investors.html
http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)

Caterpillar contact: Rachel Potts, 309-675-6892 (Office), 309-573-3444 (Mobile) or Potts_Rachel_A@cat.com

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Caterpillar Inc.
Condensed Consolidated Statement of Results of Operations
(Unaudited)
(Dollars in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Sales and revenues:
Sales of Machinery, Energy & Transportation	$8,885	$10,318	$35,773	$44,147
Revenues of Financial Products	689	712	2,764	2,864
Total sales and revenues	9,574	11,030	38,537	47,011

Operating costs:
Cost of goods sold	7,541	8,240	28,309	33,546
Selling, general and administrative expenses	1,483	1,255	4,686	4,951
Research and development expenses	522	572	1,951	2,119
Interest expense of Financial Products	149	147	596	587
Goodwill impairment charge	595	—	595	—
Other operating (income) expenses	546	991	1,902	2,023
Total operating costs	10,836	11,205	38,039	43,226

Operating profit (loss)	(1,262)	(175)	498	3,785

Interest expense excluding Financial Products	120	126	505	507
Other income (expense)	34	54	146	161

Consolidated profit (loss) before taxes	(1,348)	(247)	139	3,439

Provision (benefit) for income taxes	(180)	(158)	192	916
Profit (loss) of consolidated companies	(1,168)	(89)	(53)	2,523

Equity in profit (loss) of unconsolidated affiliated companies	1	(1)	(6)	—

Profit (loss) of consolidated and affiliated companies	(1,167)	(90)	(59)	2,523

Less: Profit (loss) attributable to noncontrolling interests	4	4	8	11

Profit (loss) [1]	$(1,171)	$(94)	$(67)	$2,512

Profit (loss) per common share	$(2.00)	$(0.16)	$(0.11)	$4.23
Profit (loss) per common share — diluted [2,3]	$(2.00)	$(0.16)	$(0.11)	$4.18

Weighted-average common shares outstanding (millions)
– Basic	585.8	582.3	584.3	594.3
– Diluted [2,3]	585.8	582.3	584.3	601.3

Cash dividends declared per common share	$1.54	$1.54	$3.08	$3.01

[1]	Profit (loss) attributable to common stockholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.
[3]
In the three months ended December 31, 2016 and 2015 and in the twelve months ended December 31, 2016, the assumed exercise of stock-based compensation awards was not considered because the impact would be antidilutive.

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Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and short-term investments	$7,168	$6,460
Receivables – trade and other	5,981	6,695
Receivables – finance	8,522	8,991
Prepaid expenses and other current assets	1,682	1,662
Inventories	8,614	9,700
Total current assets	31,967	33,508
Property, plant and equipment – net	15,322	16,090
Long-term receivables – trade and other	1,029	1,170
Long-term receivables – finance	13,556	13,651
Noncurrent deferred and refundable income taxes	2,790	2,489
Intangible assets	2,349	2,821
Goodwill	6,020	6,615
Other assets	1,671	1,998
Total assets	$74,704	$78,342

Liabilities
Current liabilities:
Short-term borrowings:
Machinery, Energy & Transportation	$209	$9
Financial Products	7,094	6,958
Accounts payable	4,614	5,023
Accrued expenses	3,003	3,116
Accrued wages, salaries and employee benefits	1,296	1,994
Customer advances	1,167	1,146
Dividends payable	452	448
Other current liabilities	1,635	1,671
Long-term debt due within one year:
Machinery, Energy & Transportation	507	517
Financial Products	6,155	5,360
Total current liabilities	26,132	26,242
Long-term debt due after one year:
Machinery, Energy & Transportation	8,436	8,960
Financial Products	14,382	16,209
Liability for postemployment benefits	9,357	8,843
Other liabilities	3,184	3,203
Total liabilities	61,491	63,457

Stockholders’ equity
Common stock	5,277	5,238
Treasury stock	(17,478)	(17,640)
Profit employed in the business	27,377	29,246
Accumulated other comprehensive income (loss)	(2,039)	(2,035)
Noncontrolling interests	76	76
Total stockholders’ equity	13,213	14,885
Total liabilities and stockholders’ equity	$74,704	$78,342

(more)

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Twelve Months Ended December 31,
	2016	2015
Cash flow from operating activities:
Profit (loss) of consolidated and affiliated companies	$(59)	$2,523
Adjustments for non-cash items:
Depreciation and amortization	3,034	3,046
Actuarial (gain) loss on pension and postretirement benefits	985	179
Provision (benefit) for deferred income taxes	(431)	(307)
Goodwill impairment charge	595	—
Other	856	453
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	829	764
Inventories	1,109	2,274
Accounts payable	(200)	(1,165)
Accrued expenses	(201)	(199)
Accrued wages, salaries and employee benefits	(708)	(389)
Customer advances	(37)	(501)
Other assets – net	224	143
Other liabilities – net	(388)	(146)
Net cash provided by (used for) operating activities	5,608	6,675
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(1,109)	(1,388)
Expenditures for equipment leased to others	(1,819)	(1,873)
Proceeds from disposals of leased assets and property, plant and equipment	899	760
Additions to finance receivables	(9,339)	(9,929)
Collections of finance receivables	9,369	9,247
Proceeds from sale of finance receivables	127	136
Investments and acquisitions (net of cash acquired)	(191)	(400)
Proceeds from sale of businesses and investments (net of cash sold)	—	178
Proceeds from sale of securities	694	351
Investments in securities	(391)	(485)
Other – net	—	(114)
Net cash provided by (used for) investing activities	(1,760)	(3,517)
Cash flow from financing activities:
Dividends paid	(1,799)	(1,757)
Distribution to noncontrolling interests	(8)	(7)
Common stock issued, including treasury shares reissued	(23)	33
Treasury shares purchased	—	(2,025)
Excess tax benefit from stock-based compensation	28	24
Proceeds from debt issued (original maturities greater than three months)	5,115	5,132
Payments on debt (original maturities greater than three months)	(6,565)	(8,292)
Short-term borrowings – net (original maturities three months or less)	140	3,022
Net cash provided by (used for) financing activities	(3,112)	(3,870)
Effect of exchange rate changes on cash	(28)	(169)
Increase (decrease) in cash and short-term investments	708	(881)
Cash and short-term investments at beginning of period	6,460	7,341
Cash and short-term investments at end of period	$7,168	$6,460

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

(more)

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended December 31, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$8,885	$8,885	$—	$—
Revenues of Financial Products	689	—	760	(71)	[2]
Total sales and revenues	9,574	8,885	760	(71)

Operating costs:
Cost of goods sold	7,541	7,542	—	(1)	[3]
Selling, general and administrative expenses	1,483	1,335	149	(1)	[3]
Research and development expenses	522	522	—	—
Interest expense of Financial Products	149	—	153	(4)	[4]
Goodwill impairment charge	595	595	—	—
Other operating (income) expenses	546	236	318	(8)	[3]
Total operating costs	10,836	10,230	620	(14)

Operating profit (loss)	(1,262)	(1,345)	140	(57)

Interest expense excluding Financial Products	120	131	—	(11)	[4]
Other income (expense)	34	(17)	5	46	[5]

Consolidated profit (loss) before taxes	(1,348)	(1,493)	145	—

Provision (benefit) for income taxes	(180)	(222)	42	—
Profit (loss) of consolidated companies	(1,168)	(1,271)	103	—

Equity in profit (loss) of unconsolidated affiliated companies	1	1	—	—
Equity in profit of Financial Products’ subsidiaries	—	101	—	(101)	[6]

Profit (loss) of consolidated and affiliated companies	(1,167)	(1,169)	103	(101)

Less: Profit (loss) attributable to noncontrolling interests	4	2	2	—

Profit (loss) [7]	$(1,171)	$(1,171)	$101	$(101)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit (loss) attributable to common stockholders.

(more)

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended December 31, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$10,318	$10,318	$—	$—
Revenues of Financial Products	712	—	789	(77)	[2]
Total sales and revenues	11,030	10,318	789	(77)

Operating costs:
Cost of goods sold	8,240	8,242	—	(2)	[3]
Selling, general and administrative expenses	1,255	1,120	144	(9)	[3]
Research and development expenses	572	572	—	—
Interest expense of Financial Products	147	—	148	(1)	[4]
Other operating (income) expenses	991	672	321	(2)	[3]
Total operating costs	11,205	10,606	613	(14)

Operating profit (loss)	(175)	(288)	176	(63)

Interest expense excluding Financial Products	126	137	—	(11)	[4]
Other income (expense)	54	(24)	26	52	[5]

Consolidated profit (loss) before taxes	(247)	(449)	202	—

Provision (benefit) for income taxes	(158)	(199)	41	—
Profit (loss) of consolidated companies	(89)	(250)	161	—

Equity in profit (loss) of unconsolidated affiliated companies	(1)	(1)	—	—
Equity in profit of Financial Products’ subsidiaries	—	162	—	(162)	[6]

Profit (loss) of consolidated and affiliated companies	(90)	(89)	161	(162)

Less: Profit (loss) attributable to noncontrolling interests	4	5	(1)	—

Profit (loss) [7]	$(94)	$(94)	$162	$(162)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit (loss) attributable to common stockholders.

(more)

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Twelve Months Ended December 31, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$35,773	$35,773	$—	$—
Revenues of Financial Products	2,764	—	3,065	(301)	[2]
Total sales and revenues	38,537	35,773	3,065	(301)

Operating costs:
Cost of goods sold	28,309	28,311	—	(2)	[3]
Selling, general and administrative expenses	4,686	4,129	573	(16)	[3]
Research and development expenses	1,951	1,951	—	—
Interest expense of Financial Products	596	—	611	(15)	[4]
Goodwill impairment charge	595	595	—	—
Other operating (income) expenses	1,902	698	1,232	(28)	[3]
Total operating costs	38,039	35,684	2,416	(61)

Operating profit	498	89	649	(240)

Interest expense excluding Financial Products	505	553	—	(48)	[4]
Other income (expense)	146	(89)	43	192	[5]

Consolidated profit (loss) before taxes	139	(553)	692	—

Provision (benefit) for income taxes	192	(24)	216	—
Profit (loss) of consolidated companies	(53)	(529)	476	—

Equity in profit (loss) of unconsolidated affiliated companies	(6)	(6)	—	—
Equity in profit of Financial Products’ subsidiaries	—	470	—	(470)	[6]

Profit (loss) of consolidated and affiliated companies	(59)	(65)	476	(470)

Less: Profit (loss) attributable to noncontrolling interests	8	2	6	—

Profit (loss) [7]	$(67)	$(67)	$470	$(470)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit (loss) attributable to common stockholders.

(more)

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Twelve Months Ended December 31, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$44,147	$44,147	$—	$—
Revenues of Financial Products	2,864	—	3,179	(315)	[2]
Total sales and revenues	47,011	44,147	3,179	(315)

Operating costs:
Cost of goods sold	33,546	33,548	—	(2)	[3]
Selling, general and administrative expenses	4,951	4,389	588	(26)	[3]
Research and development expenses	2,119	2,119	—	—
Interest expense of Financial Products	587	—	593	(6)	[4]
Other operating (income) expenses	2,023	821	1,224	(22)	[3]
Total operating costs	43,226	40,877	2,405	(56)

Operating profit	3,785	3,270	774	(259)

Interest expense excluding Financial Products	507	550	—	(43)	[4]
Other income (expense)	161	(103)	48	216	[5]

Consolidated profit before taxes	3,439	2,617	822	—

Provision (benefit) for income taxes	916	686	230	—
Profit of consolidated companies	2,523	1,931	592	—

Equity in profit (loss) of unconsolidated affiliated companies	—	—	—	—
Equity in profit of Financial Products’ subsidiaries	—	591	—	(591)	[6]

Profit of consolidated and affiliated companies	2,523	2,522	592	(591)

Less: Profit (loss) attributable to noncontrolling interests	11	10	1	—

Profit [7]	$2,512	$2,512	$591	$(591)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

(more)

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Twelve Months Ended December 31, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit (loss) of consolidated and affiliated companies	$(59)	$(65)	$476	$(470)	[2]
Adjustments for non-cash items:
Depreciation and amortization	3,034	2,144	890	—
Actuarial (gain) loss on pension and postretirement benefits	985	985	—	—
Provision (benefit) for deferred income taxes	(431)	(533)	111	(9)	[4]
Goodwill impairment charge	595	595	—	—
Other	856	687	(36)	205	[4]
Financial Products' dividend in excess of profit	—	162	—	(162)	[3]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	829	171	(34)	692	[4,5]
Inventories	1,109	1,113	—	(4)	[4]
Accounts payable	(200)	(168)	31	(63)	[4]
Accrued expenses	(201)	(142)	(59)	—
Accrued wages, salaries and employee benefits	(708)	(693)	(15)	—
Customer advances	(37)	(37)	—	—
Other assets – net	224	77	145	2	[4]
Other liabilities – net	(388)	(439)	44	7	[4]
Net cash provided by (used for) operating activities	5,608	3,857	1,553	198
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,109)	(1,099)	(11)	1	[4]
Expenditures for equipment leased to others	(1,819)	(107)	(1,760)	48	[4]
Proceeds from disposals of leased assets and property, plant and equipment	899	125	805	(31)	[4]
Additions to finance receivables	(9,339)	—	(11,862)	2,523	[5]
Collections of finance receivables	9,369	—	12,341	(2,972)	[5]
Net intercompany purchased receivables	—	—	399	(399)	[5]
Proceeds from sale of finance receivables	127	—	127	—
Net intercompany borrowings	—	(542)	1	541	[6]
Investments and acquisitions (net of cash acquired)	(191)	(191)	—	—
Proceeds from sale of securities	694	30	664	—
Investments in securities	(391)	(24)	(367)	—
Other – net	—	31	(38)	7	[8]
Net cash provided by (used for) investing activities	(1,760)	(1,777)	299	(282)
Cash flow from financing activities:
Dividends paid	(1,799)	(1,799)	(632)	632	[7]
Distribution to noncontrolling interests	(8)	(8)	—	—
Common stock issued, including treasury shares reissued	(23)	(23)	7	(7)	[8]
Excess tax benefit from stock-based compensation	28	28	—	—
Net intercompany borrowings	—	(1)	542	(541)	[6]
Proceeds from debt issued (original maturities greater than three months)	5,115	6	5,109	—
Payments on debt (original maturities greater than three months)	(6,565)	(533)	(6,032)	—
Short-term borrowings – net (original maturities three months or less)	140	201	(61)	—
Net cash provided by (used for) financing activities	(3,112)	(2,129)	(1,067)	84
Effect of exchange rate changes on cash	(28)	(34)	6	—
Increase (decrease) in cash and short-term investments	708	(83)	791	—
Cash and short-term investments at beginning of period	6,460	5,340	1,120	—
Cash and short-term investments at end of period	$7,168	$5,257	$1,911	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of Financial Products' dividend to Machinery, Energy & Transportation in excess of Financial Products' profit.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery, Energy & Transportation.
[8]	Elimination of change in investment and common stock related to Financial Products.

(more)

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Twelve Months Ended December 31, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,523	$2,522	$592	$(591)	[2]
Adjustments for non-cash items:
Depreciation and amortization	3,046	2,164	882	—
Actuarial (gain) loss on pension and postretirement benefits	179	179	—	—
Provision (benefit) for deferred income taxes	(307)	(425)	118	—
Other	453	343	(138)	248	[4]
Financial Products' dividend in excess of profit	—	9	—	(9)	[3]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	764	461	(85)	388	[4,5]
Inventories	2,274	2,280	—	(6)	[4]
Accounts payable	(1,165)	(1,343)	95	83	[4]
Accrued expenses	(199)	(223)	11	13	[4]
Accrued wages, salaries and employee benefits	(389)	(390)	1	—
Customer advances	(501)	(501)	—	—
Other assets – net	143	192	(55)	6	[4]
Other liabilities – net	(146)	(93)	(34)	(19)	[4]
Net cash provided by (used for) operating activities	6,675	5,175	1,387	113
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,388)	(1,373)	(16)	1	[4]
Expenditures for equipment leased to others	(1,873)	(257)	(1,643)	27	[4]
Proceeds from disposals of leased assets and property, plant and equipment	760	114	655	(9)	[4]
Additions to finance receivables	(9,929)	—	(12,928)	2,999	[5,8]
Collections of finance receivables	9,247	—	12,227	(2,980)	[5]
Net intercompany purchased receivables	—	—	745	(745)	[5]
Proceeds from sale of finance receivables	136	—	136	—
Net intercompany borrowings	—	—	1	(1)	[6]
Investments and acquisitions (net of cash acquired)	(400)	(400)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	178	184	—	(6)	[8]
Proceeds from sale of securities	351	25	326	—
Investments in securities	(485)	(27)	(458)	—
Other – net	(114)	(49)	(65)	—
Net cash provided by (used for) investing activities	(3,517)	(1,783)	(1,020)	(714)
Cash flow from financing activities:
Dividends paid	(1,757)	(1,757)	(600)	600	[7]
Distribution to noncontrolling interests	(7)	(7)	—	—
Common stock issued, including treasury shares reissued	33	33	—	—
Treasury shares purchased	(2,025)	(2,025)	—	—
Excess tax benefit from stock-based compensation	24	24	—	—
Net intercompany borrowings	—	(1)	—	1	[6]
Proceeds from debt issued (original maturities greater than three months)	5,132	3	5,129	—
Payments on debt (original maturities greater than three months)	(8,292)	(517)	(7,775)	—
Short-term borrowings – net (original maturities three months or less)	3,022	4	3,018	—
Net cash provided by (used for) financing activities	(3,870)	(4,243)	(228)	601
Effect of exchange rate changes on cash	(169)	(126)	(43)	—
Increase (decrease) in cash and short-term investments	(881)	(977)	96	—
Cash and short-term investments at beginning of period	7,341	6,317	1,024	—
Cash and short-term investments at end of period	$6,460	$5,340	$1,120	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of Financial Products' dividend to Machinery, Energy & Transportation in excess of Finacial Products' profit.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery, Energy & Transportation.
[8]	Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation’s sale of businesses and investments.